PURCHASE AND SALE AGREEMENT
                (Princeton Meadows II Apartments)


     This PURCHASE AND SALE AGREEMENT ("Agreement") is entered into as of the ________ day of June, 1996.

     1.   Parties.  The parties to this Agreement are as follows:

     Walden Residential Properties, Inc., a Maryland corporation, maintaining its principal office at One Lincoln Center, 5400 LBJ
Freeway, Suite 400, Dallas, Texas  75240.

     Florida Princeton Meadows II Associates, Ltd., a Florida limited partnership maintaining offices at c/o Lincoln Property
Company, One North Dale Mabry Highway, Suite 820, Tampa, Florida
33609.

     2. Definitions. As used in this Agreement, the following terms shall have the meanings hereinafter set forth in this
Paragraph:

     (a) Agencies: All governmental agencies having jurisdiction over the construction, zoning and operation of the Property.

     (b) Applicable Environmental Laws: Any and all applicable laws pertaining to health or the environment, including, without limitation, the Superfund Reauthorization and Amendments Act of 1986 ("SARA"), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), and the Resource Conservation and Recovery Act of 1976 ("RCRA"), as well as any and all other laws, ordinances, rules and/or regulations created or imposed by any governmental authority having jurisdiction with respect to the Property, whether local, state or federal, pertaining to environmental regulation, contamination, clean-up or disclosure, as now existing and/or as hereafter amended.

     (c) Appurtenant Interests: All of the Seller's interest in and to the appurtenances to the Land and in and to all streets, alley and other public ways adjacent thereto.

     (d) Closing: The consummation of the transfer of title to the Property as contemplated hereunder and payment of the consideration thereof in the manner provided at Paragraph 8 hereof.

     (e) Current Rent Roll: The current schedule attached hereto as Exhibit G, dated not more than thirty (30) days prior to the Effective Date, setting forth, as of the date thereof, the Tenant
Leases.

     (f) Earnest Money Deposit: An amount equal to $100,000.00 in cash, to be delivered by Purchaser to the Title Insurer within two
(2) business days following the Effective Date, together with all earnings (if any) thereon.

     (g) Effective Date: The date upon which this Agreement, executed by both Purchaser and Seller, shall have been delivered to Title Insurer together with the Earnest Money Deposit.

     (h) Excluded Personal Property: The tangible personal property listed at Exhibit F hereto.

     (i) Feasibility Period: The period commencing with the Information Delivery Date (as hereinafter defined) and ending on the thirtieth (30th) day thereafter.

     (j) Hazardous Materials: Any toxic materials, hazardous waste or hazardous substance as these terms are defined in the Applicable Environmental Laws.

     (k) Improvements: All of the buildings, fixtures and improvements located on the Land, together with all mechanical systems, fixtures and equipment, electrical systems, fixtures and equipment, plumbing fixtures, systems and equipment, heating fixtures, systems and equipment and air conditioning fixtures, systems and equipment installed in, belonging to or constructed as components of the Improvements.

     (l) Included Personal Property: All tangible personal property listed at Exhibit E hereto, together with, for each apartment unit comprising the Improvements, whether or not thus listed, all existing (or replacements thereof as required under the terms of this Agreement) carpeting, window coverings, ranges, ovens, dishwashers, ceiling fan(s), bookshelves, range hoods, refrigerators, heating units, air conditioning units, sinks and garbage disposals, and washers and dryers, the same to be in the same condition at Closing as existed at the expiration of the Feasibility Period, normal wear and tear excepted or as otherwise provided under the terms of this Agreement, and all other furniture, fixtures, equipment, machinery, supplies and other tangible personal property and all leases of tangible personal property located on the Land and Improvements and belonging to Seller and used in the normal operation and maintenance of the Land and Improvements.

     (m)  Information Delivery Date:  The date which is fifteen
(15) days from the Effective Date, by which date Seller shall deliver to Purchaser the documents and other items listed in
Schedule I attached hereto and incorporated herein by reference.

     (n)  Land:  The land more particularly described at Exhibit A.

     (o) Material Damage: Damage to the Property of a nature such that the cost of restoring the Improvements located on Property to its condition prior to the fire or other casualty, as mutually agreed by Seller and Purchaser or as otherwise determined in accordance with this Agreement, (but in full compliance with all then applicable building, health, zoning, and similar laws, ordinances, and regulations) will exceed an amount equal to five percent (5%) of the Purchase Price, whether or not such damage is covered by insurance.

     (p) Owner Policy: An Owner Policy of Title Insurance issued by the Title Insurer in the standard form promulgated by the Florida Department of Insurance, as modified pursuant to Paragraph 6(d) hereof.

     (q) Permitted Title Exceptions: Any items to which Purchaser does not object within the time period provided in Paragraph 6(c) hereof or which Purchaser approves as otherwise provided in this Agreement.

     (r) Plans and Specifications: The plans and specifications in Seller's possession, if any, with respect to the Property.

     (s) Property: The parcel of real property to be purchased and sold pursuant to this Agreement and comprised of the Land, Improvements, Included Personal Property, Appurtenant Interests, Tenant Leases and all other property described in Paragraph 4 hereof.

     (t) Proration Date: 12:00 a.m., Eastern Daylight Time, on the date of Closing or such other date as shall be specified in Paragraph 9 hereof.

     (u) Purchase Price: The total consideration to be paid by Purchaser for the Property as set forth in Paragraph 5 hereof.

     (v)  Purchaser:  Walden Residential Properties, Inc., a
Maryland corporation, together with any designee thereof described in Paragraph 21 hereof.

     (w)  Rent Roll:  Collectively, the Current Rent Roll and the
Revised Rent Roll, or either of them as of the context may required.

     (x) Revised Rent Roll: A revision of the Current Rent Roll dated not earlier than five (5) days prior to Closing.

     (y) Seller: Florida Princeton Meadows II Associates, Ltd., a Florida limited partnership.

     (z) Seller's Knowledge: The term "Seller's Knowledge" as used herein shall mean the actual knowledge of Mary Cook Detweiler, local Property Manager for Lincoln Property Company and Fred
Cheney, National Property Manager for Lincoln Property Company.

     (aa) Service Contracts: All service or maintenance contracts relating to the Property as described at Exhibit K hereto.

     (bb) Street Rents: The rents for space in the Property being offered to the public as of the date of this Agreement.

     (cc) Survey: With respect to the Property, an on-the-ground survey of the Land and Improvements prepared by a qualified, registered public surveyor selected by Seller and reasonably acceptable to Purchaser and the Title Insurer (i) containing a field note description of the Land which (A) establishes a beginning point by reference to a permanent monument, (B) states the distances, bearing and angles of all sides or boundaries of the Land, (C) if appropriate, states the length of arc, central angle and radius of circle for arc, central angle and radius of circle for arc and chord distance and bearing of all curving sides or boundaries of the Land, (D) establishes a single perimeter description, and (E) references all abutting or encroaching streets, roadways and fence lines, including a statement of width,
(ii) noting, by plat, the size and location of all Improvements and other physical conditions affecting the Property, (iii) noting, by plat, the size and location of all abutting or encroaching streets, roadways and fence lines, (iv) noting, by plat, the size and location of all encroachments or protrusions, (v) noting, by plat, the size, location and recording data of all easements, ditches, rights-of-way, setback lines, curb cuts and similar matters, (vi) locating any portion of the Land or Improvements determined to be flood prone or within the 100-year flood plain under the Flood Disaster Protection Act of 1973 or otherwise determined to be flood prone or within the flood plain by the Federal Emergency Management Agency, the United States Army Corps of Engineers, a unit or department of the United States, the engineer preparing the Survey, or any other state or federal agency, (vii) certifying the number of acres of land in the Land, both as to total acreage and as to net acreage, (viii) being dated or recertified as of a date not earlier than the Effective Date, and (ix) containing a certificate substantially in the form attached hereto as Exhibit C.

     (dd) Tenant Leases: The lease agreements relating to the Land and Improvements and existing at Closing.

     (ee) Title Commitment: A Commitment for Title Insurance issued by the Title Insurer in the standard form promulgated by the Florida State Board of Insurance.

     (ff) Title Insurer: Stewart Title Guaranty Company, or other title insurance company acceptable to Purchaser in its sole discretion, 3401 W. Cypress, Suite 101, Tampa, Florida 33607-5040; phone (813) 876-0619; fax (813) 872-2795, Attention: Harold
Hickman.

     3. Agreement of Purchase and Sale. Subject to the terms and conditions thereof and for the consideration of One Hundred and No/100 Dollars ($100.00) paid to Seller by Purchaser on the Effective Date, the receipt and sufficiency of which hereby is acknowledged and which sum is non-refundable to Purchaser and in no event shall be applied against the Purchase Price and for the Purchase Price set forth at Paragraph 5, Purchaser hereby agrees to purchase, and Seller hereby agrees to sell, the Property.

     4. Property to be Sold. The Property to be purchased hereunder by Purchaser shall be comprised of (i) the Land, (ii) the Improvements, (iii) all Included Personal Property, but not the Excluded Personal Property, (iv) the Appurtenant Interests, (v) the Tenant Leases, and (vi) all of Seller's right, title and interest, if any, in and to (A) warranties covering the Included Personal Property and the Improvements, (B) the trademarks or tradenames used by Seller in connection with the Property, including, but not limited to, "Princeton Meadows II Apartments", but excluding the name "Lincoln Property Company" and any of its associated logos, (C) the Service Contracts (and any deposits thereunder) (to the extent assignable and not terminated as provided elsewhere in this Agreement), (D) all licenses, permits, approvals and other intangible property rights relating to the Property and (E) all utility, security and other deposits.

     5. Purchase Price. Subject to any adjustments provided elsewhere in this Agreement, the Purchase Price shall be SEVEN
MILLION EIGHT HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS
($7,850,000.00) payable as follows:

     (a) Earnest Money Deposit. $100,000.00, payable by delivery of the Earnest Money Deposit to the Title Insurer in accordance with this Agreement; and

     (b) Cash at Closing. $7,750,000.00, payable in cash or other immediately available funds at Closing.

     6.   Evidence of Title.

     (a) Title Commitment. Within ten (10) days from and after the Effective Date, Seller, at Seller's sole expense, shall order and deliver, or cause to be delivered, to Purchaser or Purchaser's attorney, a current Title Commitment from the Title Insurer covering the Property, in the amount of the Purchase Price covering the Land and Improvements located on the Property. The Title Commitment shall be issued as of or subsequent to the Effective Date and shall include good, legible copies of all documents constituting exceptions to the Seller's title as reflected in the Title Commitment. The Title Commitment shall reflect good and indefeasible fee simple title vested in the Seller.

     (b) Survey. Within five (5) days from the date of delivery of the Title Commitment, Seller, at Seller's sole expense, shall order and deliver, or shall cause to be delivered, to Purchaser or Purchaser's attorney, the Survey of the Land and Improvements. The Survey shall be sufficient to permit the Title Insurer to modify the standard printed exception in the Owner Policy pertaining to discrepancies, conflicts, shortages in area or boundary lines, encroachments, overlapping of improvements or similar matters, as provided below, and shall otherwise comply with the terms hereof.

     (c) Review. Purchaser shall have through and including the expiration of the Feasibility Period in which to review the Title Commitment, Survey and exception documents and to deliver to Seller in writing such objections as Purchaser may have to anything contained or set forth therein. Any items to which Purchaser does not object to prior to the expiration of the Feasibility Period shall be Permitted Title Exceptions. Seller may, at its sole discretion, elect to attempt to cure any of Purchaser's title and survey objections. If Seller so elects, Seller shall so notify Purchaser in writing and shall have a period of fifteen (15) days from and after receipt of Purchaser's written objections within which to attempt to cure same. In the event that Seller fails or refuses to cure such objections within such fifteen (15) day period, Purchaser shall have the right to terminate this Agreement and receive an immediate return of the Earnest Money Deposit or proceed to Closing subject to such objections which shall be deemed waived and shall become Permitted Title Exceptions.

     (d) Owner Policy. At Closing, the special warranty deed to the Land and Improvements referred to in Subparagraph 8(b)(i) hereof shall be recorded, and Seller shall furnish or cause to be furnished to Purchaser as soon as possible after Closing, at Seller's sole expense, the Owner Policy covering the Property, together with such endorsements as Purchaser may require, insuring good and indefeasible fee simple title to be vested in Purchaser and insuring Purchaser's title to the Property in an amount equal to the Purchase Price for the Property, subject only to the Permitted Title Exceptions and the standard printed exceptions, except that:

          (i) the exception relating to restrictions against the Property shall be endorsed by the Title Insurer to read "None of record" except for such restrictions as may be included in the Permitted Title Exceptions;

          (ii) the exception relating to discrepancies, conflicts, shortages in area, boundaries, encroachments, or overlaps shall be modified, at Seller's sole cost and expense, by deleting such exception and referencing only specific survey exceptions; and

          (iii) the exception relating to ad valorem taxes shall except only to taxes owing for the current year of Closing and subsequent years and subsequent assessments for prior years due to change in land usage or ownership, not yet due and payable.

     (e) Remedies of Purchaser. If Seller is unable to furnish Purchaser the Title Commitment pursuant to Subparagraph 6(a) or the Owner Policy in the manner provided at Subparagraph 6(d), then, at Purchaser's sole discretion, Purchaser may terminate this Agreement and receive an immediate return of the Earnest Money Deposit, and the parties shall have no further obligation to each other, except as is expressly provided herein.

     (f) Uniform Commercial Code Search. Seller also shall deliver at Closing, at Seller's cost and expense, Uniform Commercial Code financing statement searches covering Seller and any general partner of Seller for the state constituting the situs of the Property and the county in which the Property is located showing that all of the Included Personal Property is free and clear of all liens and encumbrances other than the Permitted Title Exceptions and also shall deliver copies of receipts showing payment of all taxes levied and payable on the Property.

     7. Covenants, Representations and Warranties of Seller. Seller and Purchaser agree that, except as expressly provided herein, the Property is being conveyed to Purchaser in an "AS IS" condition, without representation or warranty by Seller. Notwithstanding the foregoing, as an inducement to Purchaser to enter into and perform this Agreement, Seller represents and warrants to, and covenants with, Purchaser, as of the date of this Agreement and thereafter in accordance with Paragraph 7(w), as follows:

     (a) Legal and Beneficial Title. Seller is the sole entity holding good and indefeasible fee simple title to the Property, free and clear of all liens and encumbrances except as set forth in the Title Commitment.

     (b) Due Authorization and Execution and Validity, Binding Effect and Enforceability. This Agreement has been duly authorized and executed by Seller and is a valid and binding obligation of, and is enforceable, in accordance with its terms, against Seller. The documents delivered to Purchaser at Closing will be duly authorized and executed by Seller and will be a valid and binding obligation of, and will be enforceable in accordance with their terms against, Seller.

     (c) Rent Roll. Attached hereto as Exhibit G is the Current Rent Roll. Not earlier than five (5) days prior to Closing, Seller shall deliver a Revised Rent Roll to Purchaser, certified by Seller in writing as true and correct in all material respects. The Revised Rent Roll shall set forth the following:

          (i)  the name of each tenant;

          (ii) the lease commencement and expiration dates; the nature of any renewal options;

          (iii)     the amount of any security deposits;

          (iv) a list of vacant apartment units;

          (v)  the size and type of each vacant unit; and

          (vi) the amount and description of any concessions and any rights of first refusal.

     (d) Representations as to Rent Roll. To Seller's Knowledge and except as expressly set forth in the Rent Roll:

          (i) All of the information contained on the Rent Roll is true, correct and complete as of its date, in all material respects.

          (ii) No rent under any Tenant Lease has been, or prior to Closing will be, prepaid for a period in excess of thirty (30) days except as set forth on the current Rent Roll and/or
     Revised Rent Roll.

          (iii) No tenant has any right of first refusal or option with respect to the leasing of any portion of the Property.

          (iv) Except as otherwise provided in Article 9(a) of this Agreement, no one, including any tenant, has any option or right of first refusal to purchase the Property or any part thereof.

          (v) There are no oral agreements with anyone, including tenants, with respect to the Property or any portion thereof, except as set forth in a Rent Roll or at Exhibit K.

          (vi) All of the present Tenant Leases for rental space in the Improvements are in writing, on a standard form (which form is attached hereto as Exhibit N) and are (A) in full force and effect, (B) valid and binding agreements of, and fully enforceable in accordance with their terms against, the tenants, and (C) duly executed by all parties.

          (vii) The Tenant Leases will not be amended in any way after the date hereof, other than in the ordinary course of business, without the prior, written consent of Purchaser, which consent shall not be unreasonably withheld. Purchaser, unless it otherwise shall advise Seller in writing within five
     (5) days following Seller's request for such consent, shall be deemed to have consented to any such amendment.

          (viii) There are no uncured defaults on the part of any party to any of the Tenant Leases except as otherwise disclosed on the current Rent Roll and/or Revised Rent Roll, and Seller is in material compliance with all of lessor's obligations thereunder.

          (ix) None of the rentals due or to become due under the Tenant Leases will be assigned, encumbered, or subject to any liens at the Closing other than the Permitted Title
     Exceptions.

          (x) Except as set forth at Exhibit G, at the time of Closing, all tenants will be paying charges for electricity consumed in their space, including heating and air conditioning, on an individually metered basis.

     (e) Street Rents. The Street Rents are set forth on Exhibit H attached hereto and incorporated herein for all purposes.

     (f) Operating Statements. Attached at Exhibit I is the most recent monthly statement of income and expense in connection with the operation and maintenance of the Property. Such statements are unaudited and were prepared on a modified accrual basis of accounting by an accountant employed by Seller. There have been no material adverse changes in the gross income from the Property from that set forth in the most recent operating statement at Exhibit I to the Effective Date. Seller agrees to make available to Purchaser or its representatives, at Seller's office or at the Property, all existing supporting documentation for such statements in Seller's possession or control.

     (g) Financial Statements. Seller has previously provided to Purchaser such information as is available in the ordinary course of business and required by Purchaser's accountants to perform (at Purchaser's expense) a complete audit of the Property for the twelve (12) month year ended December 31, 1995, as well as information from January 1, 1996 to the current date. Additionally, at least thirty (30) days prior to Closing, Seller shall provide Purchaser with the then existing most current financial statements of the Property.

     (h)  Compliance with Applicable Regulations.

          (i) To Seller's Knowledge, there exist no commitments or agreements between Seller and any of the Agencies affecting the Property which have not been fully disclosed to Purchaser in writing.

          (ii) To Seller's Knowledge, Seller has received no notices and is unaware of any facts or conditions which, with notice or lapse of time, would constitute uncured violations at the Property of zoning, building, fire, rent control, tenant security or other deposits or any other applicable statute, ordinance or regulation, relating to the Property, its construction or any occupancy thereof, nor, to Seller's Knowledge, are there presently pending or threatened against Seller or against the Property any judgments relating to any of the above matters, any judicial proceedings or administrative actions or any state of facts which, to Seller's Knowledge, with notice or lapse of time, could reasonably be expected to give rise to any such proceedings or actions.

          (iii) To Seller's Knowledge, the Property and Seller are not currently subject to (A) any existing, pending or threatened investigation or inquiry by any governmental authority or (B) any remedial obligations, under any Applicable Environmental Laws; and Seller has not obtained and to Seller's Knowledge, is not required to obtain, and Seller has no knowledge of any reason Purchaser will be required to obtain, any permits, licenses, or similar authorizations to occupy, renovate, operate or use any portion of the Property by reason of any Applicable Environmental Laws.

          (iv) To Seller's Knowledge, no Hazardous Materials are located on the Property. To Seller's Knowledge, the Property does not contain any underground tanks for the storage or disposal of Hazardous Materials. Further, to Seller's Knowledge, (A) the Property during Seller's ownership has not been used for the storage, manufacture or disposal of Hazardous Materials, and (B) no written complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions and Hazardous Materials, if any, or any other Applicable Environmental Laws from any person, government or entity has been issued to and received by Seller.

          (v) If, prior to Closing, (A) Seller has received any written notices from any of the Agencies, or (B) any legal action has been instituted and served upon Seller relating to violations at the Property of zoning, building, fire, rental controls or Applicable Environmental Laws or (C) any written notice or advice from any current insurer of the Property or any part thereof, requesting any improvements alterations, additions, corrections or other work in, on or about the Improvements, whether related to the Property or to the activities of any occupant thereof is received by Seller, the parties shall agree in writing on an amount to be delivered to the Title Insurer or such other party agreed upon by Seller and Purchaser in escrow for the cost of curing or eliminating any such items and the amount as so determined shall be withheld from the proceeds of sale and shall be paid over to Seller upon completion by Seller of such items. If the parties shall fail to agree on the cost of curing or eliminating said items prior to Closing, either party shall have the right to terminate this Agreement by giving written notice thereof to the other not later than the date of Closing and, in such event, Purchaser shall have the right to the return of the Earnest Money Deposit, and neither party shall have any future obligations to the other, except for Purchaser's surviving indemnity relating to inspections. The foregoing provision to the contrary notwithstanding, if the notice is received or the action served within fifteen (15) days of the Closing, Seller may elect, in its sole and absolute discretion, to extend the Closing for a period not to exceed thirty (30) days in order to attempt to cure or eliminate any such matter.

     (i) Liens on Property. To Seller's Knowledge, no action has been taken with respect to work performed or delivery of material which would give rise to a lien on the Property for which adequate provision for payment has not been made. To Seller's Knowledge, at Closing, there will be no claim in favor of any person or entity which is or could become a lien on the Land, the Improvements, or the Included Personal Property, arising out of the furnishing of labor or materials to the Property for which adequate provision for payment has not been made; there will be no unpaid assessments against the Property, except for property taxes assessed but not due and payable at the time of Closing; and there will be no claim in favor of any person or entity (including the present management) for any unpaid commissions or fees for leasing of the Property. In the event of any such claims at Closing, Seller, at its option and in lieu of the foregoing, either may (i) establish with the Title Insurer an escrow of funds in an amount and upon conditions reasonably acceptable to Seller and Purchaser, (ii) provide a bond in favor of Purchaser or the Title Insurer in such amount, upon such conditions and for such purposes as may be satisfactory to Purchaser, Seller and the Title Insurer in either case for the purpose of providing for such claims and/or inducing the Title Insurer to insure Purchaser's title to the Property free and clear of such claims, or (iii) in the event that a statutory bond process is available, a bond in the form and amount required by applicable statute.

     (j) Insurance. To Seller's Knowledge, the insurance policies listed and described at Exhibit J are presently in force, and all such policies or their equivalent will be maintained in force until Closing. Seller will not renew, amend, or reduce the coverage under, or cancel, any existing policy or procure any new policy without Purchaser's prior, written consent, which shall not be unreasonably withheld or delayed. Purchaser, at Closing, shall obtain its own insurance coverage. Seller has received no written notices from any insurer of the Property or any part thereof requesting any improvements, alterations, additions, correction or other work in, on or about the Improvements, whether related to the Property or to the operation of any occupant thereof, which have not been cured or satisfied.

     (k) Pending or Threatened Litigation. To Seller's Knowledge, there are no lawsuits or legal proceedings threatened, instituted, or served upon Seller regarding ownership, construction, use or possession of the Property or any portion thereof.

     (l) Inspection of Plans and Specifications, Reports and Books and Records. The Plans and Specifications, all reports (including but not limited to soil tests and construction inspection reports), the books and records and all Tenant Leases and other documents related thereto regarding the construction, management and operation of the Property in Seller's possession or control that are not otherwise provided to Purchaser hereunder shall be open to inspection by Purchaser or Purchaser's agents during regular business hours from and after the Effective Date, and Seller shall reasonably cooperate with Purchaser or its agents with respect to the inspection of the Plans and Specifications, all reports, the books and records, the Tenant Leases, the Property or the construction, management and operation thereof. Such cooperation shall not be deemed to include incurring any cost or expense.

     (m)  Maintenance of Property Until Closing.

          (i) Until Closing, the Property will be managed, operated and maintained, in the ordinary course of business and materially the same manner in which the Property is currently being managed, operated and maintained, and Seller will not remove any fixtures, furnishings, equipment or personalty subject to this Agreement, except for repair or replacement.

          (ii) All vacant rental units shall be in "market-ready" rentable condition as of the date of Closing; provided, however, Seller and Purchaser acknowledge that rental units that are vacated within five (5) business days prior to the date of Closing will be in varying conditions of make-ready for leasing, as is ordinary in Seller's course of business.
     As to any units that are not in "market-ready" rentable condition which units were vacated more than five (5) business days prior to the date of the Closing, Purchaser and Seller understand and agree that Purchaser shall be entitled to credit against the Purchase Price at Closing an amount equal to $500.00 per unit which Seller and Purchaser agree is the amount required to put in "market-ready" rentable condition any units that are not in such condition as of the date of the Closing. For purposes of this paragraph, the term "market-ready" shall mean units that are cleaned (including carpets), painted, in good repair, with all appliances in good-working order. Purchaser shall have the right to re-inspect the Property during the period commencing not earlier than five
     (5) days prior to the Closing and ending on the Closing solely for purposes of verifying the maintenance of the Property in accordance with the applicable provisions of this Agreement.

     (n)  Service Contracts.

          (i) All Service Contracts are listed in Exhibit K. Seller will not enter into any other service, operating or management contracts relative to the Property that cannot be canceled on thirty (30) days' notice and at no cost or expense, nor will Seller make, or agree to, prior to Closing, any material change or modification to the contracts set forth in Exhibit K without the prior, written consent of Purchaser which shall not be unreasonably withheld. The agreement concerning the management of the Property currently in effect set forth at Exhibit K shall be terminated effective on the date of Closing. After the expiration of the Feasibility Period, provided Purchaser has not terminated this Agreement, Seller shall, upon written notice from Purchaser, send termination notices with respect to such cancelable Service Contracts specified by Purchaser.

          (ii) Seller has no employees in connection with the Property. Any persons who work at the Property (other than pursuant to Service Contracts) are employees of the Seller's property manager pursuant to a property management agreement which shall be terminated at Closing. Seller agrees that benefits or compensation accrued prior to Closing, and due or claimed to be due either before or after Closing, to employees or former employees of the property manager shall constitute obligations of the property manager only, and Seller agrees to indemnify and hold Purchaser harmless from all such obligations and claims.

     (o) Restrictions on Additional Indebtedness. Seller will not borrow any money or do, or fail to do, any other act or thing which would cause the Land, the Improvements or any Included Personal Property to become pledged or otherwise utilized as collateral or in any way stand as security for any indebtedness or obligation, other than as presently existing or in the ordinary course of business.

     (p) Closing Not Constituting Breach. The consummation of the transaction contemplated herein will not result in the breach of any provision in any lease or other agreement affecting the Property subject to the satisfaction of the conditions set forth in
Article 9(a) of this Agreement.

     (q) Access to Property. Seller has received no written notices of the existence of any fact or condition which would result in the termination or restriction of the current access from the Property to any presently existing highways and roadways adjoining the Property or to any sewer or other utility serving the Property.

     (r)  Improvements and Amenities.

          (i) Description of Improvements and Amenities. A description of the improvements and amenities of the Property is more particularly set forth at Schedule II attached hereto and incorporated herein by reference for all purposes, which is materially correct.

          (ii) Utilities. Utility systems for the transmission of gas, telephone, electricity, storm and sanitary services, and water are available at the property lines of the Property.

     (s) Seller's Non-foreign Status. Seller is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1954, as amended; that is, Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code of 1986, as now existing or hereafter amended).

     (t) Taxes and Assessments. All ad valorem taxes and personal property taxes which are due and payable, together with all special assessments for improvements to the Property have been paid in full.

     (u) Exhibits. To Seller's Knowledge, all exhibits attached hereto are true and correct in all material respects.

     (v) Seller's Affidavit at Closing. The representations, warranties and covenants of the Seller contained in this Agreement or in any document delivered to Purchaser pursuant to the terms of this Agreement (whether in this Paragraph 7 or elsewhere) (i) shall be true and correct in all material respects and not in default at the time of Closing, just as though they were made at such time, and Seller shall deliver to Purchaser, at Closing, an Affidavit to that effect, and (ii) in the event of a breach of such representations, warranties or covenants prior to or at Closing, Purchaser shall have the right to make a claim hereunder against Seller for a period of one (1) year following the Closing.

     8. Covenants, Representations and Warranties of Purchaser. As an inducement to Seller to enter into and perform this Agreement, Purchaser makes the following covenants, representations and warranties which covenants, representations and warranties shall be true and correct in all material respects on the date hereof and on the Closing Date, and shall be a condition precedent to Seller's obligation to close the transaction contemplated herein:

     (a) Organization and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Maryland, and has all requisite power, authority and capacity to execute and enter into this Agreement; and the transactions contemplated herein by Purchaser have been duly authorized and approved by all requisite corporate actions, and this Agreement has been duly executed and delivered on behalf of Purchaser by its duly authorized officers and constitutes the legal, valid and binding obligations of Purchaser. Purchaser has no knowledge of any item or provision of this Agreement which is unenforceable.

     (b)  No Conflict; Required Filings and Consents.

          (i) The execution and delivery of this Agreement by Purchaser does not and the transactions contemplated by this Agreement will not (A) conflict with, or result in any violation or breach of any provision of Purchaser's Charter or Bylaws, (B) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound, or (C) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its properties or assets, except in the case of (B) and (C) for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which would not, in the aggregate, have or result in a material adverse effect on Purchaser or impair the ability of Purchaser to consummate the transactions contemplated by this Agreement.

          (ii) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity, is required with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     9.   Closing and Conditions to Closing.

     (a) Conditions Precedent to Closing. It shall be a condition precedent to Closing that Seller obtain (i) all necessary consents of the limited partners of Seller to the transaction set forth herein and (ii) that General Electric Capital Corporation ("GECC") as lienholder on the Property waive its right of first refusal to purchase the Property and agree to the release of the Property from the lien held by GECC . In addition, Purchaser and Seller acknowledge and agree that Purchaser shall have no right to purchase the Property except and unless Purchaser simultaneously purchase the property owned by Seller, located in Melbourne, Florida known as The Raintree Apartments, pursuant to a contract of even date herewith by and between Seller and Purchaser (the "Raintree Contract"). A default by either party under the Raintree Contract shall be deemed a default hereunder.

     (b) The Closing Generally. The Closing shall occur at 10:00 a.m. on or before, but no later than, the fifteenth (15th) day following the expiration of the Feasibility Period and the satisfaction of the conditions set forth in subparagraph 8(c). The Closing will be held at the offices of the Title Insurer, or at such other time and place as to which the parties hereafter may agree upon in writing. At Closing, the Purchase Price shall be delivered to Seller in the manner provided at Paragraph 5, together with the documents to be delivered by Purchaser to Seller hereunder, and possession of, and title to, the Property shall be delivered and conveyed to Purchaser by Seller in the manner provided herein, together with all other documents to be delivered by Seller to Purchaser hereunder.

     (c) Documents Delivered By Seller at Closing. With respect to the Property, at the Closing, Seller, at its sole cost and expense, shall deliver, or shall cause to be delivered, to Purchaser the documents described below:

          (i) Special Warranty Deed. A special warranty deed, duly executed and acknowledged, conveying to Purchaser good and indefeasible fee simple title to the Land and Improvements free and clear of all liens and encumbrances, except the Permitted Title Exceptions, in the form attached at Exhibit M.

          (ii) Bill of Sale. A bill of sale, duly executed and acknowledged, with special warranties of title, subject only to the Permitted Title Exceptions, conveying to Purchaser the Included Personal Property in the form attached at Exhibit M together with appropriate endorsements or such other instruments as may be necessary to transfer title to Seller's interest in the Improvements and Included Personal Property.

          (iii) Assignment and Assumption Agreement. An assignment and assumption agreement, duly executed and acknowledged, assigning to Purchaser, and containing an assumption by Purchaser of (A) Seller's interest in and to all assignable Service Contracts which were not terminated as herein provided, together with copies of the originals of each of said contracts, if in Seller's possession, (B) all existing warranties, if any, on the Improvements and/or the Included Personal Property, including, but not limited to, roofs, foundations, plumbing, heating, air conditioning, and electrical, if any, (C) Seller's right, title and interest, if any, in and to the trademarks or tradenames used by Seller in connection with the Property including, but not limited to, "Princeton Meadows II Apartments" and (D) Seller's right, title and interest, if any, in any and all licenses, permits, approvals and other intangible property or rights relating to the Property including without limitation Seller's interest in and to that certain Settlement Agreement, Release and Assignment of Rights (Replumb) dated December 13, 1995 by and between Lincoln Property Company as agent for Seller and Plumbing Claims Group, Inc.

          (iv) Assignment of Tenant Leases. A transfer and assignment of the Tenant Leases (the "Assignment of Tenant Leases"), together with all rents, other income and deposits paid or payable thereunder, subject to the Permitted Title Exceptions in the form attached as Exhibit M, together with delivery of all Tenant Leases and information pertinent thereto.

          (v) Affidavit of Seller. An affidavit of Seller in the form attached as Exhibit M, pursuant to Subparagraph 7(w) to the effect that the representations and warranties of Seller pursuant to Paragraph 7 continue to be true and correct in all material respects and that all of Seller's covenants (not otherwise waived by Purchaser) have been performed as of the date of Closing.

          (iv) Owner Policy. Seller, at its sole cost and expense, also shall deliver or cause to be delivered, as soon as possible following the Closing, the Owner Policy.

     (d)  Conditions Precedent to Purchaser's Obligations.
Purchaser shall not be obligated to consummate the transfer of title to the Property hereunder unless and until:

          (i) Closing Documents. Seller has delivered (A) to the Title Insurer, an executed Closing Statement (in form and substance reasonably acceptable to Seller and Purchaser), the closing documents attached at Exhibit M and any other documents reasonably required by the Title Insurer in order to insure Purchaser's good and indefeasible fee simple title to the Property free and clear of all liens and encumbrances, except the Permitted Title Exceptions, and (B) to Purchaser all other instruments and documents required by the terms of this Agreement.

          (ii) No Uncured Breach. There has been no uncured breach by Seller of any of the agreements, representations, warranties or covenants contained herein, except as may otherwise expressly provided in this Agreement.

          (iii) Title Vested in Seller. Good and indefeasible title to the Property has been shown to be vested in Seller subject only to the Permitted Exceptions.

          (iv) Delivery of Plans and Specifications, Reports and Books and Records. Seller shall have delivered to Purchaser, to the extent in Seller's possession, the Plans and Specifications and all reports and books and records concerning the construction, management and operation of the Property through the date of Closing required to be delivered pursuant to this Agreement.

          (v) Waiver by Purchaser. Purchaser, at any time at or prior to Closing, may waive any one or more of the preceding requirements by written notice to Seller to that effect.

     (e) Closing Costs. The costs for obtaining and delivering to Purchaser the Title Commitment, the Survey and all other documents required herein to be provided to Purchaser by Seller, the premiums for the Owner Policy in accordance with paragraph 6(d), all applicable intangible and documentary taxes incurred as a result of recording the special warranty deed described in Subparagraph 8(b)(i) hereof, except as otherwise provided herein, any and all prepayment penalties or premiums with respect to existing debts secured by the Property which will not constitute Permitted Exceptions and the commission due to Broker described in subparagraph 12(a) herein and the costs of obtaining any estoppel letters shall be borne by Seller. The recording costs for the special warranty deed described in subparagraph 8(b)(i) hereof and any other of the Closing Documents necessary to convey good and indefeasible fee simple title to the Property to Purchaser in accordance with this Agreement, the escrow fees, if any, charged by the Title Company shall be borne equally by Purchaser and Seller. Purchaser and Seller each shall pay their respective attorneys' fees and expenses. All other costs and expenses in connection with the transaction contemplated by this Agreement, unless otherwise expressly set forth herein to the contrary, shall be borne by Seller and Purchaser in the manner in which such costs and expenses customarily are allocated between the parties at closings of real property similar to the situs of the Property, respectively.

     10. Deliveries by Purchaser at Closing. With respect to the Property, at the Closing, Purchaser, at its sole cost and expense, shall deliver, or shall cause to be delivered, to Seller, the items described below:

     (a) The cash portion of the Purchase Price in accordance with Paragraph 5 hereof;

     (b) A Closing Statement in form and substance reasonably acceptable to Seller and Purchaser;

     (c)  The Assignment of  Tenant Leases;

     (d) Such documents as may be reasonably required by the Title Insurer to be executed and delivered by Purchaser, including without limitation, a Mechanic's Lien Affidavit and Indemnity, Tax Agreement and Utility Agreement;

     (e) Such documents as may be reasonably required by Seller pursuant to which Purchaser acknowledges receipt of such documents, items and property as may be delivered to and received by Purchaser at the Property, including books and records, contracts, plans and specifications, licenses and permits, keys, and the like; and

     (f) Other documents and instruments which Seller may reasonably request or to which Seller may be reasonably entitled under any of the other provisions of this Agreement.

     11.  Prorations and Adjustments.

     (a) Items Prorated. All prorations and adjustments shall be made and determined as of the Proration Date as follows:

          (i) Rents. Collected rents shall be prorated. Seller shall not receive any proration credit for rents accrued and delinquent for months prior to the Proration Date, and all rentals received after such date shall be applied, first, to current and, then, delinquent obligations, the latter of which shall be paid to Seller; provided, however, nothing herein shall operate to require Purchaser to institute a lawsuit to recover such amounts. Seller shall not be charged for uncollected rent for the month within which the Proration Date shall occur, it being the intent of the parties to prorate only the rents that have been collected at such date. Any delinquent rents for periods prior to the Proration Date and a prorated portion of rents for the month uncollected as of the Proration Date which are collected by Purchaser and which are not necessary to bring a tenant current as described above shall be forwarded to Seller.

          (ii) Prepaid Rents and Security and Other Deposits. Prepaid rents and security and other tenant deposits (including but not limited to pet deposits and key deposits), if any, under assigned leases shall be paid to Purchaser by Seller (or credited against the Purchase Price) at Closing. Purchaser shall assume full liability therefor and shall indemnify and hold Seller harmless with respect to all such deposits.

          (iii) Service Contracts. Prepaid or unpaid amounts under those Service Contracts listed in Exhibit K, which shall be assigned to and assumed by Purchaser at Closing shall be prorated. Notwithstanding the foregoing, Purchaser shall receive no credit or proration for initial payments and incentive compensation paid on long-term contracts including but not limited to laundry contracts and leases.

          (iv) Property Taxes. Taxes assessed upon the Property for calendar year 1996 shall be prorated based on the assumption that the actual taxes for the entire calendar year 1996 will be the same as calendar year 1995, which amount Seller and Purchaser agree is a reasonable estimate of 1996 taxes. Taxes prorated at Closing shall be re-prorated between the parties promptly upon the receipt of the 1996 real estate tax bill and proper adjustments promptly paid.

          (v) Utilities. Utility charges shall not be prorated but, rather, instructions shall be given to the utility companies by Seller (with a duplicate copy of such instruction being provided concurrently to Purchaser) to read the meters on the date of Closing and to issue separate statements thereafter. If applicable, utility deposits will be credited to Seller and assigned to Purchaser at Closing. In the event that any provider of utilities shall refuse to issue separate statements in the manner aforesaid, applicable utility charges shall be adjusted on a prorata basis by dividing the amount charged on the utility statement by the number of days covered by such statement. Seller shall be responsible for payment of utility charges accruing prior to the Proration Date and Purchaser shall pay utility charges thereafter.

          (vi) Other Adjustments. Such other items as are adjusted pursuant to custom in the state constituting the situs of the Property and on similar real estate transactions.

          (vii) Delivery by Seller of Documents and Supplies. Seller, at Closing, shall assign and deliver to Purchaser all original leases, deposits, supplies, contracts, and other items as to which proration is to be made. Seller also shall deliver to Purchaser all Plans and Specifications, if any, relating to the Property and all such other documents, books, records, and keys in Seller's possession which relate to the operation, maintenance or management of the Property. Seller also shall deliver to Purchaser its current supply, if any, of printed leasing brochures, floor plans and other advertising literature with respect to the Property.

     12.  Material Damage.

     (a) Procedure. If, prior to Closing, a Property shall be destroyed or sustain Material Damage as a result of fire or other casualty, then, subject to the rights of Seller's lender, at Purchaser's option exercised in the manner provided hereunder, the following shall occur with respect to the Property:

          (i) This Agreement shall become null and void and the Earnest Money Deposit shall be returned to Purchaser, provided that Purchaser gives notice of such election at or prior to Closing, but in any event within ten (10) days following receipt by Purchaser of notice of the occurrence of any such event; or

          (ii) If all other conditions precedent to Purchaser's obligation to close have been satisfied, the purchase and sale transaction shall close with a reduction in the cash portion of the purchase price equal to the amount of the applicable insurance deductible, and concurrently with such closing, Seller and any other named insured shall assign to Purchaser, in form reasonably satisfactory to Purchaser, all claims arising under any policy of insurance covering such casualty, and Seller shall have no further liability to Purchaser with respect to such damage.

          (iii) If the parties shall fail to agree on the amount of the cost of such restoration, such cost of restoration shall be determined by the following process:
     Seller and Purchaser together shall select three (3) reputable independent third party contractors to submit estimates for the cost of repair of the damage and shall accept the average of all of the estimates as the amount of the damage for purposes of this paragraph.

     (b) Damage Other Than Material Damage. In the event of any damage to a Property other than Material Damage, the purchase and sale transaction shall close in accordance with and subject to the conditions of Subparagraph 10(a)(ii). If the Property is uninsured, the cash portion of the Purchase Price shall be reduced by the cost to restore determined in the manner provided above.

     13. Condemnation. If, prior to Closing, any governmental or similar authority shall institute eminent domain or similar proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute any such proceeding) that, if successful, would materially, adversely affect the value of the Property or materially interfere with the use thereof, Purchaser shall be entitled to terminate this Agreement upon written notice to Seller prior to Closing and to a return of the Earnest Money Deposit. As used in this paragraph, the term "materially" shall mean condemnation proceeds in excess of an amount equal to five percent (5%) of the Purchase Price.

     14.  Brokerage and Consultants.

     (a) Representation of Seller. Seller represents and warrants that, except for Daniel V. Allen of CB Commercial Real Estate Group, Inc. ("Broker"), it has neither employed, retained nor consulted any broker, consultant, agent or finder in carrying on the negotiations relative to this Agreement or the purchase and sale referred to herein, and Seller shall indemnify and hold Purchaser harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorney's fees) which may be asserted or recovered against it on account of any brokerage fee, consulting fee, commission or other compensation arising by reason of the breach of this representation and warranty. Seller further represents and warrants that, except for amounts to be paid to Broker under a separate commission agreement between Seller and Broker, no amount shall be paid by Seller to any party as a fee or a commission, or any amount of a similar nature, whatever designated, as a result of the purchase and sale referred to herein. Seller acknowledges that in no event shall Purchaser be responsible for any amounts to be paid to Broker.

     (b) Representation of Purchaser. Purchaser represents and warrants that it has neither employed, retained, nor consulted any broker, consultant, agent or finder in carrying on the negotiations relative to this Agreement or the purchase and sale referred to herein, and Purchaser shall indemnify and hold Seller harmless from and against any and all claims, demands, actions, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorney's fees) which may be asserted or recovered against it on account of any brokerage fee, consulting fee, commission or other compensation arising by reason of the breach of this representation and warranty. Purchaser further represents and warrants that no amount shall be paid by any Purchaser to any party as a fee or a commission, or any amount of a similar nature, whatever designated, as a result of the purchase and sale referred to herein.

     (c) Advice as to Title. Purchaser acknowledges that, at the time of execution of this Agreement, Seller has advised Purchaser by this writing that Purchaser should have the abstract covering the Property examined by an attorney of Purchaser's own selection or that Purchaser should be furnished with or should obtain a policy of title insurance.

     15.  Indemnification.

     (a) Indemnification of Purchaser. Seller hereby agrees to indemnify, defend and hold harmless Purchaser and any other holder of record title to the Property pursuant to Paragraph 21, their officers, directors, general partners, agents and employees and their respective heirs, executors, administrators, successors and assigns, from and against any and all liability arising out of the ownership or operation of the Property prior to Closing, including, but not limited to, any and all claims, liabilities, damages, penalties and losses, costs or expenses (including court costs and reasonable attorney's fees) incurred, resulting from or in any way arising out of any act or omission of Seller, its agents and employees, in respect of the operation of the Property prior to Closing, any injury to persons or damage to property happening or occurring in, on or about the Property. Seller further agrees, upon notice and request from Purchaser, to contest any such demand, claim, suit or action against which Seller has hereinabove agreed to indemnify and hold Purchaser harmless, and to defend any action that may be brought in connection with any such demand, claim, suit or action or with respect to which Seller has hereinabove agreed to indemnify and hold Purchaser harmless and to bear all costs and expenses of such contest and defense, provided, however, that Seller shall have no obligation hereunder to indemnify or hold Purchaser harmless from and against any claim, liability, damage, penalty or loss, cost or expense incurred by Purchaser incident to, resulting from or in any way arising out of any act or omission of Purchaser, its agent or employees, it being understood and agreed, however, that the employees engaged in the operation of the Property prior to Closing are and shall be construed to be, for purposes of this provision, the employees of Seller and the acts and omissions of said employees shall in no way be attributable to Purchaser for the purposes of this provision.

     (b) Indemnification of Seller. Subject to Subparagraph 13(a), Purchaser agrees to indemnify, defend and hold Seller, its general partner, the officers, directors, general partners, agents and employees of the general partner and their respective heirs, executors, administrators, successors and assigns, harmless from and against any claim, liability, damage, penalty, loss, cost or expense (including court costs and reasonable attorney's fees) incurred by Seller incident to, resulting from or in any way arising out of any act or omission of Purchaser, its agents or employees, or arising out of, or in any way connected with, Purchaser's inspections of the Property pursuant to this Agreement and the operation of the Property from and after Closing and any injury to Persons or damage to property happening on the Property after Closing; and Purchaser further agrees, upon notice, and request from Seller, to contest any such demand, claim, suit, or action against which Purchaser has hereinabove agreed to indemnify and hold Seller harmless, and to defend any action that may be brought in connection with any such demand, claim, suit or action or with respect to which Purchaser has hereinabove agreed to indemnify and hold the Seller harmless and to bear all costs and expenses of such contest and defense.

     (c) Indemnification Procedure. To the extent of any claims against Seller or Purchaser predicated upon facts which could reasonably be interpreted as giving rise to potential liability of Seller or Purchaser under this Paragraph 13, the party against whom such claim is asserted shall promptly give notice thereof to the other party hereto. Thereupon, such other party shall have the option of retaining counsel of its choice to defend both it and the remaining party in respect of such claim and to control, in a manner reasonable in light of applicable circumstances, the course and ultimate disposition of such claim. In the event that a party to this Agreement shall elect to exercise the option provided in the preceding sentence, the party electing such option, by reason thereof, shall be deemed to have agreed to pay all reasonable costs and expenses of defending against such claim and any liability of the party against whom such claim was asserted on account thereof. Without regard to whether any party hereto shall exercise such option, Seller and Purchaser and their counsel shall consult with one another concerning such claim and with due regard to both the mutual and the independent interests of Seller and Purchaser therein.

     16. Notice to Tenants. On the date of Closing or at any time thereafter, upon request by Purchaser, Seller agrees to give notice, said notice to be in compliance with local law and in form reasonably approved by Purchaser, to each of the tenants of space located on the Property that Seller has sold and conveyed the Property to Purchaser and that all future rental payments due under the terms of the Tenant Leases are to be paid as directed by Purchaser. On the date of Closing or at any time thereafter, upon request of Seller, Purchaser agrees to give notice to all tenants that their security deposit (if any) has been paid over to the Purchaser, and Purchaser has assumed the liability therefor.

     17.  Payments.

     (a) General. All payments to be made under this Agreement shall be made by the wire transfer of immediately available funds pursuant to written wiring instructions from the parties and shall be deemed paid when written confirmation of receipt has been issued by the receiving bank and not before.

     (b) Deposits to Account of Title Insurer. Unless and until the Title Insurer shall advise Purchaser and Seller to the contrary in writing, it is represented and acknowledged that deposits to the account of Title Insurer made hereunder by Seller and/or Purchaser shall be made as follows:

Account Owner: Stewart Title of Tampa
Account Name:  Stewart Title Escrow Account
Account Number:     2710707554
Depository:         Barnett Bank, Jacksonville, Florida
ABA Routing No.:    063000047
For Further Credit: Lincoln Property Company transaction
Telephone Advice:   Cathy Kalyuos - (813) 872-9898

     18.  Default and Remedies.

     (a) Remedies of Seller. In the event that all conditions to Purchaser's obligation to close have been satisfied and Purchaser fails to close its purchase of the Property hereunder, the Earnest Money Deposit shall be paid to Seller and retained by it as liquidated damages as Seller's sole and exclusive remedy hereunder. The parties acknowledge that Seller's damages occasioned by Purchaser's default hereunder would be difficult to ascertain, but agree that the amount of the Earnest Money Deposit represents a reasonable estimate of Seller's damages.

     (b) Remedies of Purchaser. In the event that all conditions to Seller's obligation to close have been satisfied and Seller fails to close the sale of the Property in accordance with its obligations under the terms and conditions specified hereunder, Purchaser, at its sole discretion, either may (i) specifically enforce this Agreement and the sale and purchase provided for herein according to its terms by suit filed within ninety (90) days, or (ii) terminate this Agreement, whereupon the Earnest Money Deposit shall be returned in full to Purchaser.

     (c) Rightful Termination by Purchaser. In the event that the conditions precedent to Purchaser's obligation to close are not satisfied and Purchaser terminates this Agreement pursuant to the terms hereof, the Earnest Money Deposit shall be returned in full to Purchaser as its sole remedy, and the parties shall have no further liability to one another, except as may otherwise be expressly provided hereunder.

     (d) Rightful Termination by Seller. In the event that the conditions precedent to Seller's obligation to close are not satisfied and Seller terminates this Agreement pursuant to the terms hereof, the Earnest Money Deposit shall be returned in full to Seller as its sole remedy, and the parties shall have no further liability to one another, except as may otherwise be expressly provided hereunder.


     (e) Attorneys' Fees. In the event of any arbitration or other legal or equitable proceeding for enforcement of any of the terms or conditions of this Agreement, or any alleged disputes, breaches, defaults or misrepresentations in connection with any provision of this Agreement, the prevailing party in such proceeding, or the nondismissing party where the dismissal occurs other than by reason of a settlement, shall be entitled to recover its reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and costs paid or incurred in good faith at the arbitration, pre-trial, trial and appellate levels, and in enforcing any award or judgment granted pursuant thereto. Any award, judgment or order entered in any such proceeding shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such award or judgment, including, without limitation,
(a) postaward or postjudgment motions, (b) contempt proceedings,
(c) garnishment, levy, and debtor and third party examinations, (d) discovery and (e) bankruptcy litigation. The "prevailing party," for purposes of this Agreement, shall be deemed to be that party which obtains substantially the result sought, whether by dismissal, award or judgment.

     19. Notices. All notices and other communications hereunder shall be effective as to any party only if, concurrent with notice to such party, notice shall be given to such party's counsel. All notices shall be in writing and shall be deemed to have been duly given the date deposited with a commercial air courier service, telecopy or facsimile, or the United States Postal Service, the latter being registered or certified mail, return receipt requested, first class, postage prepaid, notice to be effective on the date of receipt, as follows:

Notice to Seller:

               Lincoln Property Company
               5727 South Lewis, Suite 550
               Tulsa, Oklahoma 74105
               Attention:     Jay L. Helm
               Facsimile:     (918) 749-2750
               Phone:    (918) 748-8636

with a copy to:     Lincoln Property Company
               3300 Lincoln Plaza
               500 North Akard
               Dallas, Texas 75201
               Attention:     Mr. Dan M. Jacks
               Facsimile:     (214) 740-3447
               Phone:    (214) 740-3403
Notice to Seller's Counsel:

               Fellers, Snider, Blankenship, Bailey & Tippens, P.C. 6 East 5th Street, Suite 800
               Tulsa, Oklahoma 74103
               Attention:     David C. Cameron, Esq.
               Facsimile:     (918) 583-9659
               Phone:    (918) 599-0621

Notice to Purchaser:

               Walden Residential Properties, Inc.
               One Lincoln Center
               5400 LBJ Freeway, Suite 400
               Dallas, Texas  75240
               Attention:     Mr. Marshall B. Edwards
               Phone:    214/788-0510
               Facsimile:     214/788-1550

Notice to Purchaser's Counsel:

               Munsch Hardt Kopf Harr & Dinan, P.C.
               4000 Fountain Place
               1445 Ross Avenue
               Dallas, Texas  75202
               Attention:     Robin K.  Minick, Esq.
               Phone:    (214) 855-7542
               Fax: (214) 855-7584

     20.  GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED,
ENFORCED AND GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF
FLORIDA.  THE INITIAL DRAFT OF THIS AGREEMENT WAS PREPARED BY
PURCHASER ONLY AS A MATTER OF CONVENIENCE AND SHALL NOT BE
CONSTRUED FOR OR AGAINST EITHER PARTY ON THAT ACCOUNT.

     21. Binding Effect. This Agreement and the exhibits attached hereto shall be binding upon, and shall inure to the benefit of, the parties hereto, their successors and permitted assigns, if any.

     22. Entire Agreement. This Agreement and the exhibits attached hereto shall constitute the entire contract between the parties and supersedes all prior and contemporaneous agreements, representations and undertakings of the parties regarding the subject matter of this Agreement. This Agreement may not be modified except by a writing, one or more counterparts of which is signed by all parties to this Agreement.

     23. Vesting of Title To Property. Seller and Purchaser agree that title to the Property will be conveyed at Closing to such other entity as Purchaser may direct by written notice to Seller not less than fifteen (15) days prior to Closing.

     24. Waiver. Except as expressly provided in this Agreement, no inspection by Purchaser of the Property or of any item delivered by Seller to Purchaser as provided in this Agreement shall constitute a waiver of any representation, warranty or covenant made by Seller hereunder. Provided however, in the event that during the Feasibility Period, Purchaser discovers any fact or condition in contradiction of any representation, warranty or covenant made by Seller hereunder and fails to disclose such fact or condition to Seller prior to Closing, Purchaser shall be deemed to have waived any claim against Seller arising from such fact or condition. The waiver by a party hereto of any term, covenant, agreement or condition herein contained shall not be deemed to be a waiver of any subsequent breach or failure of condition as to the same or any other term, covenant, agreement or condition herein contained, nor shall any custom or practice which may arise between the parties in the administration of the terms hereof be construed as a waiver of or in such a manner as to lessen the rights of any party to insist upon the performance by the other parties in strict accordance with such terms.

     25. Time of the Essence. The time for performance of the obligations of the parties hereunder is of the essence in this Agreement.

     26. Survival of Agreement. Except as set forth in Paragraph 7(w), the obligation of any parties to this Agreement, including any performance specified or anticipated to occur following the Closing, to that extent shall survive the Closing.

     27. Headings. The subject headings of paragraphs and subparagraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     28. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     29.  General.

     (a) Memorandum of Terms. Neither Seller nor Purchaser shall record or cause to be recorded in the public records, at any time prior to Closing this Agreement or any memorandum or other evidence hereof.

     (b) Time for Performance of Certain Obligations. At either party's option, this Agreement shall be null and void unless one copy hereof, executed by Purchaser and Seller shall have been delivered to the Title Insurer within three (3) business days following the date of execution hereof by Seller.

     (c) Limited Liability of Purchaser's Officers. This Agreement and all documents, agreements, understandings, and arrangements relating to this transaction have been executed by the undersigned in his/her capacity as an officer or director of Purchaser which has been formed as a Maryland corporation pursuant to the Articles of Incorporation of Purchaser, and not individually, and neither the directors, officers or stockholders of Purchaser shall be bound or have any personal liability hereunder or thereunder. Seller shall look solely to the assets of Purchaser for satisfaction of any liability of the Purchaser in respect of this Agreement and all documents, agreements, understandings and arrangements relating to the transaction contemplated by this Agreement and will not seek recourse or commence any action against any of the directors, officers or stockholders of Purchaser or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

     (d) Limited Liability of Seller's Officers. This Agreement and all documents, agreements, understandings, and arrangements relating to this transaction have been executed by the undersigned in his/her capacity as an officer or director of the general partner of Seller, and not individually, and neither the directors, officers or stockholders of Seller shall be bound or have any personal liability hereunder or thereunder. Purchaser shall look solely to the assets of Seller for satisfaction of any liability of the Seller in respect of this Agreement and all documents, agreements, understandings and arrangements relating to the transaction contemplated by this Agreement and will not seek recourse or commence any action against any of the directors, officers or stockholders of the general partner of Seller or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

     (e) No Further Agreements. While this Agreement is in full force and effect, Seller shall not enter into any other agreement or Letter of Intent to sell the Property.

     (f) Confidentiality. The parties hereto hereby agree that they will maintain the confidentiality of all information and materials provided to each other in connection herewith and the terms of the transaction contemplated hereby, the contents of this Agreement and related documents, if any, except that Purchaser may disclose material terms which are required to be disclosed by applicable securities laws or as required by any national securities exchange on which Purchaser's common stock may be listed and Purchaser may include a copy of this Agreement and in its filings with the Securities and Exchange Commission and Seller may disclose material terms which are required to be disclosed to the limited partners of Seller, its accountants, attorneys and lender.

     30. Date of Performance. In the event the expiration date of any review period herein specified or the expiration date of any period of time in which a party hereto is to deliver any item to any other party hereto should be a legal holiday in the State of Florida or a Saturday or Sunday, such expiration date shall be extended to the next business day which is not a legal holiday in the State of Florida or a Saturday or Sunday, and such next business day shall be considered such expiration date.

     31. Invalid Provisions. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, all of which other provisions shall remain in full force and effect.

     32. Inspections. Prior to the expiration of the Feasibility Period, Purchaser shall have received various reports, satisfactory to Purchaser in its sole discretion, of inspections of the Property (including without limitation structural, mechanical, environmental, cathodic and financial). On or prior to the Information Delivery Date, Purchaser shall have received the items listed in Schedule I attached hereto. Seller shall make the Property and all reports, books and records and agreements relating to the construction, management and operation of the Property available to the Purchaser and its agents as provided in Paragraph 7 hereof throughout the Feasibility Period. In addition, Purchaser agrees that during the Feasibility Period, it shall cause the Property to be inspected for termites and other wood- destroying insects. In the event Purchaser terminates this Agreement, Purchaser shall deliver to Seller a copy of such inspection report. If the results of the inspections are unsatisfactory to Purchaser, or for any reason whatsoever, in its sole and absolute discretion, Purchaser, at its election, may terminate this Agreement by giving written notice to Seller at any time prior to 5:00 P.M., C.D.T., on or before the last day of the Feasibility Period, whereupon the Title Insurer immediately shall return the Earnest Money Deposit to Purchaser, this Agreement automatically shall terminate, and neither party shall have any further obligation to the other except the indemnities contained elsewhere herein. In the absence of such notice by such date, the inspections shall be deemed to have been approved by Purchaser. Except as expressly set forth herein, Seller has not made, does not hereby make, and hereby specifically disclaims any express or implied representations or warranties whatsoever with respect to the condition of the Property, including without limitation any representation or warranty regarding quality of construction, workmanship, merchantability or fitness for any particular purpose; and Purchaser acknowledges that Purchaser is entering into this Agreement without relying upon any such warranty or representation by Seller, its agents or representatives except for those representations or warranties expressly set forth herein. Purchaser's failure to terminate this Agreement prior to the expiration of the Feasibility Period shall conclusively establish that Purchaser has fully examined and inspected the Property and is satisfied with the condition thereof.

     33. Notification of Non-Delivery. In the event that either party hereto shall become aware of the non-delivery of any item or document required to be delivered under this Agreement, a breach of a representation, warranty or covenant set forth herein, or other failure of condition, the party becoming aware of such event shall give prompt notice to the other party in accordance with Paragraph 17 hereof.

     34. Radon Gas Disclosure. As required by Florida Law, the following notification is provided regarding radon gas:

          Radon Gas: Radon is a naturally-occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

     35.  Energy Efficient Rating Disclosure.  In accordance with
Florida Law, the Energy-Efficiency Rating Disclosure is attached hereto as Exhibit L.

     36. Property Exchange. Purchaser hereunder desires to exchange other property of like kind and qualifying use within the meaning of section 1031 of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the "Code"), for fee title in the Property which is the subject of this Contract. Purchaser expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in Reg. Section 1.103(k)-1(g)(4) on or before Closing. Seller specifically agrees that Purchaser may assign this Contract as it may deem necessary or desirable to consummate the exchange and agrees to cooperate with Purchaser in connection therewith provided that such exchange shall be at no cost to Seller. Purchaser acknowledges that Seller has not represented to Purchaser that the exchange contemplated hereunder will qualify under the Code.




[The remainder of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and in the year entered below, effective as above written.

                              PURCHASER:

                              WALDEN RESIDENTIAL PROPERTIES, INC.,
                              a Maryland corporation

                              By:
                                   Marshall B. Edwards, President

                              Date Executed by Purchaser:

                              SELLER:

                              FLORIDA PRINCETON MEADOWS II
                              ASSOCIATES, LTD., a Florida limited
partnership

                              By:  Lincoln Property Company No.
                                   1193, Ltd., a Florida limited
                                   partnership, General Partner

                                   By:  Mack Pogue, Inc., a Texas
                                        corporation, General
                                        Partner


                                        By:
                                        Name:
                                        Its:

                              Date Executed by Seller:

     The undersigned, constituting the Title Insurer, hereby agrees to accept in escrow the moneys provided for in the above Agreement to be paid into escrow and to hold and apply the same as provided in said Agreement.

                              STEWART TITLE INSURANCE COMPANY


                              By:
                                   Authorized Agent
                              Date executed by Title Insurer:



                            SCHEDULE I

                      ITEMS TO BE DELIVERED

     1. Seller's most current owner's title insurance policy and a copy of all title reports and documents in Seller's possession.

     2. A list and a copy of all Service Contracts, all documents pertaining to any leased personal property, and all warranties, guaranties and bonds relating to the Property, or any part thereof.

     3. A complete, itemized and detailed inventory of the personal property to be conveyed by Seller to Purchaser at the Closing, Purchaser acknowledging that serial numbers shall not be required except to the extent readily accessible.

     4. A copy of (i) all income and expense statements for the Property, for the year to date and for the most recently completed prior year (prepared on a monthly basis), and annual operating statements for the two (2) most recent fiscal years, certified by Seller or audited (when available) as having been prepared in accordance with generally accepted accounting principles (except to the extent prepared on a cash basis), (ii) operating budgets for the Property for the current calendar year and if prepared, the upcoming calendar year, and (iii) a capital expenditure budget for the Property for the current calendar year and if prepared, for the upcoming calendar year, and (iv) such other information as is available in the ordinary course of business, as may be required by Purchaser's accountants to perform a complete audit of the Property for the twelve (12) month period ended December 31, 1995, and year-to-date 1996.

     5. A copy of all ad valorem and other property tax statements (including personal property tax statements) relating to the Property for the current tax year and the immediately preceding two (2) tax years, including copies of any assessments or statements for the current or forthcoming year, including a summary of any contested tax assessments relating to the Property for the preceding two (2) years, and the results thereof.

     6. A copy of (i) a resident rent roll for the Improvements, showing actual occupancies, rentals, delinquencies, defaults, security deposits, assigned parking spaces (if any), free rent, rent concessions, tenant incentives, lease terms, unit numbers, unit types, and unit amenities, (ii) a current schedule of rental rates for each type of unit within the Improvements, and (iii) such other pertinent information regarding the tenant leases and rental units as is reasonably available to Seller, including, without limitation a schedule of the appliances and amenities included in each type of rental unit.

     7. To the extent in Seller's possession, a copy of all site plans, surveys, soil and substrata reports and studies, engineering plans and studies, mechanical and structural plans, drawings, environmental reports or studies, architectural renderings, plans and specifications, construction documents and contracts (with all applicable change orders), floor plans, as-built survey, landscape plans, utility schemes and other similar plans, diagrams of studies, if any, relating to the Property, including but not limited to those relating to all improvements or structural and/or major repairs.

     8. If available, a copy of the architect's certificate rendered at or after the completion of construction of the Improvements stating that the Improvements were constructed substantially in accordance with the plans and specifications delivered to Purchaser hereunder.

     9. A copy of all reports made by engineers, architects or others, if any, relating to any structural problems or other defects with respect to any part of the Property.

     10. A copy of all certificates of occupancy for the Improvements in Seller's possession, and a letter from the appropriate city dated no earlier than the Effective Date stating that the Property complies fully with all applicable zoning ordinances and the operation of the Improvements as an apartment complex is a permitted use under such ordinances, together with a copy of such ordinances, or if the appropriate city does not issue such compliance letters, a letter confirming the zoning currently in effect on the Property.

     11. To the extent in Seller's possession, a copy of all swimming pool permits, boiler permits and other licenses and permits for the Property required by law and issued by any governmental authority having jurisdiction over the Property or Seller.

     12. A list of all employees of the property manager currently employed in the operation of the Property, setting forth his/her name, position, salary, benefits, bonuses, leasing commissions, other incentives, apartment allowance (if applicable) and tenure with the Property.

     13.  Invoices, contracts and/or work orders pertaining to, any
(i) carpet replacement, window replacement, and appliance replacement over the past two (2) years relating to the Improvements, (ii) any other capital expenditures over the past two
(2) years at the Property, showing the nature of the work, expense, date and unit or common area where the work was done, and (iii) regular maintenance and repair at the Property over the past twelve
(12) months.

     14. A copy of the standard form of resident lease, leasing application, security and pet deposit documents, rules and regulations, leasing brochures, occupancy checklist, current marketing/leasing plans and business plans for the Property, other standard forms and documents currently used in connection with the leasing and marketing of the Property, and a profile of existing resident base, including data on age, income, sex, household structure, occupation, etc., to the extent such information is available to Seller and in Seller's possession.

     15. A list of all utility deposits or bonds for the Property and a copy of all utility bills for the Property for the previous twelve (12) months, excluding individually metered resident utility bills.

     16. A summary of any approvals, requirements or prerequisites (if any) imposed by any current lender having a security interest in the Property (or any portion thereof) as a condition to the execution of this Agreement by Seller or as a condition to the Closing as contemplated by this Agreement, other than the conditions set forth in Article 9(a) above.

     17. Access throughout the Feasibility Period to all resident files.

     18. Copies of any pertinent litigation of safety related issues with respect to the Property.

     19. Such other books, records, leases, leasing files, contracts, agreements, reports, studies, data and information (including marketing information) relating to the Property or any portion thereof, or the ownership or operation or management of the Property, or any portion thereof, that are in Seller's possession or are readily available to Seller in the ordinary course of business and as may be required by Purchaser's accountant to perform a complete audit of the Property for the twelve (12) month period ended December 31, 1995.

     20.  List of any hazardous substances that to Seller's
Knowledge, may be in use on the Property.


                           SCHEDULE II

            DESCRIPTION OF IMPROVEMENTS AND AMENITIES



____ dwelling units located in ________ buildings, consisting of
_______ one-bedroom, _________ two-bedroom and ________
three-bedroom units, a clubhouse, laundry facilities, ________
swimming pool(s), ___________ tennis court(s) and
____________________________________.



                           EXHIBIT A

                   LEGAL DESCRIPTION OF LAND

                        [TO BE PROVIDED]



                           EXHIBIT B

                             SURVEY

                         [TO BE PROVIDED]



                           EXHIBIT C

                     SURVEYOR'S CERTIFICATE

                         [TO BE PROVIDED]



                           EXHIBIT D

                    PLANS AND SPECIFICATIONS

                        [TO BE PROVIDED]



                           EXHIBIT E

                  INCLUDED PERSONAL PROPERTY

                        [TO BE PROVIDED]



                           EXHIBIT F

                   EXCLUDED PERSONAL PROPERTY

                        [TO BE PROVIDED]



                           EXHIBIT G

                           RENT ROLL

                        [TO BE PROVIDED]



                           EXHIBIT H

                          STREET RENTS

                        [TO BE PROVIDED]



                           EXHIBIT I

                STATEMENTS OF INCOME AND EXPENSE

                        [TO BE PROVIDED]




                           EXHIBIT J

                     SCHEDULE OF INSURANCE

                        [TO BE PROVIDED]




                           EXHIBIT K

                 SCHEDULE OF SERVICE CONTRACTS

                        [TO BE PROVIDED]




                           EXHIBIT L

              ENERGY EFFICIENCY RATING DISCLOSURE



                           EXHIBIT M

                       CLOSING DOCUMENTS

                        [TO BE PROVIDED]



                           EXHIBIT N

                     STANDARD TENANT LEASE

                        [TO BE PROVIDED]